Exhibit 99.1

United Fire Group, Inc. Reports Fourth Quarter and Year Ended 2012 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), February 19, 2013 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Quarter Ended December 31, 2012		For the Year Ended December 31, 2012
Operating Losses(1) per diluted share	$0.12	Operating Income(1) per diluted share	$1.44
Net Loss per diluted share	$0.10	Net Income per diluted share	$1.58
Net Realized Investment Gain per share(2)	$0.02	Net Realized Investment Gain per share(2)	$0.14
Catastrophe losses per share(2)	$0.77	Catastrophe losses per share(2)	$1.65
Combined Ratio	111.1%	Combined Ratio	101.2%
		Return on Equity	5.6%
		Book Value per share	$28.90

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated operating loss(1) of $0.12 per diluted share for the fourth quarter of 2012 compared to operating income(1) of $0.62 per diluted share for the fourth quarter of 2011. For the year ended December 31, 2012, the Company reported consolidated operating income of $1.44 per diluted share compared to a net operating loss of $0.16 per diluted share for the same period in 2011.

The Company reported consolidated net losses, including investment gains and losses, of $2.4 million ($0.10 per share) for the quarter ended December 31, 2012 and consolidated net income of $40.2 million ($1.58 per share) for the year ended December 31, 2012, compared to net income of $16.9 million ($0.66 per share) and $11.0 thousand ($0.00 per share), respectively, for the same periods in 2011.

Consolidated net investment income was $25.3 million and $111.9 million for the three- and twelve-month periods ended December 31, 2012, a decrease of (8.7) percent for the quarter and an increase of 2.2 percent for the year, compared to net investment income of $27.8 million and $109.5 million for the same periods in 2012.

The Company recognized consolidated net realized investment gains of $0.8 million and $5.5 million in the three- and twelve-month periods ended December 31, 2012, respectively, compared to net realized investment gains of $1.4 million and $6.4 million for the same periods in 2011.

Consolidated net unrealized investment gains, net of tax, totaled $144.1 million as of December 31, 2012, an increase of $19.7 million or 15.9 percent, since December 31, 2011. The increase in unrealized gains was driven by an increase in the fair value of both the fixed maturity and equity portfolios.

_____________________
(1) Operating income (loss) is a commonly used Non-GAAP financial measure of net income (loss) excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax

Total consolidated assets as of December 31, 2012 were $3.7 billion, which included $3.0 billion of invested assets. The Company's book value was $28.90 per share, which is an increase of $1.61 per share or 5.9 percent from December 31, 2011 and is primarily attributed to net income of $40.2 million, unrealized investment appreciation of $19.7 million, net of tax, less the payment of stockholder dividends of $15.3 million. The return on equity was 5.6 percent.

P&C Segment

Net losses for the property and casualty insurance segment, including net realized investment gains and losses, totaled $4.1 million ($0.16 per diluted share) for the fourth quarter of 2012 compared to net income of $15.3 million ($0.60 per diluted share) for the fourth quarter of 2011. For the year ended December 31, 2012, net income totaled $33.5 million ($1.31 per diluted share), compared to net losses of $7.6 million ($0.30 per diluted share) for the same period in 2011.

Net premiums earned increased 12.5 percent to $167.5 million for the fourth quarter of 2012 compared to $148.9 million in the same period in 2011. For the year ended December 31, 2012, net premiums earned increased 17.9 percent to $629.4 million compared to $533.8 million for the same period in 2011.

“Fourth quarter 2012 was yet another quarter of positive rate increases in our property and casualty insurance segment,” stated Randy Ramlo, President and Chief Executive Officer. “Commercial lines renewal pricing increased in all regions with average increases in the mid-single digits on most small and mid-market accounts and double digit increases on underperforming accounts. Competitive market conditions persisted on new business during the quarter; however, premium written from new business remained strong,” continued Ramlo. “Personal lines pricing remains consistent with double-digit increases for homeowners' lines of business and low single-digit increases for personal auto lines of business. Policy retention was up slightly in both personal and commercial lines of business,” continued Ramlo.

“We continue to see signs of improvement in the economy,” stated Ramlo. “Since the second half of 2011, we have experienced modest growth in premium audit collections and that trend continued through fourth quarter 2012. Premium from policy changes declined slightly from the previous quarter, but remained positive, and the number of out-of-business policy cancellations varied by region, but remained unchanged overall.”

Catastrophe losses totaled $30.2 million ($0.77 per share after tax) and $64.7 million ($1.65 per share after tax) for three- and twelve-month periods ended December 31, 2012, respectively, compared to $9.8 million ($0.25 per share after tax) and $80.8 million ($2.03 per share after tax) for the same periods in 2011.

Super Storm Sandy

“At September 30, 2012, we were on track for a more normal catastrophe loss year; however, all that changed on October 29th when the East Coast was pounded by Super Storm Sandy,” stated Ramlo. “More than 2,750 claims have been filed as a result of the storm representing $25.0 million ($20.0 million direct, $5.0 million assumed) of incurred losses. Our response teams were in the field immediately after the storm and remained until every claim with our Company had been visited. I'm happy to report that more than 83% of those claims have been settled and closed. The trauma to those affected, however, continues,” stated Ramlo. “Our hearts go out to those still suffering from one of the East Coast's most severe natural events in decades. We will remain committed to our core value of prompt and fair claims service for as long as our policyholders are affected. Looking ahead we don't anticipate Sandy will have any material negative effects on our 2013 results."

GAAP combined ratio increased 17.1 percentage points to 111.1 percent for the three-month period ended December 31, 2012, compared to 94.0 percent percent for the same period of 2011. For the year ended December 31, 2012, the combined ratio decreased by 10.9 percentage points to 101.2 percent as compared to 112.1 percent for the same period of 2011.

“The most significant contributing factor for the increase in the fourth quarter loss ratio was Super Storm Sandy,” stated Ramlo. “All catastrophe losses, including Super Storm Sandy, added 18.0 percentage points to the loss ratio for the quarter and 10.3 percentage points for the year.”

Expense Levels and Other Items

The expense ratio decreased 3.5 percentage points for the quarter ended December 31, 2012 and 4.2 percentage points for the year, as compared to the same periods in 2011. The expenses associated with the acquisition of the Mercer Insurance Group increased the expense ratio reported for 2011. Accounting rule changes in 2012 related to the deferral of policy acquisition costs have increased the amount of underwriting expenses recognized in 2012 by more than one percentage point.

“In 2012, we experienced favorable prior year development in most lines of business, which is consistent with our history,” stated Ramlo. “With the exception of 2009, we have reported favorable reserve development each year since at least 1993. We did experience adverse development in our commercial multiple peril line due to increases in reserves for loss adjustment expenses and in our assumed reinsurance line due to additional reported losses from 2010 and 2011. Our most favorable experience was seen in our products liability and other liability lines due to decreases in loss and loss adjustment expenses as a result of lower levels of incurred but not reported loss reserves, a continued reduction in our legal expenses, and reasonably stable overall underwriting results.” Favorable prior year development for 2012 was $73.4 million compared to $61.1 million in 2011.

During fourth quarter 2012, we continued to experience an increase in the severity of losses. The trend mostly impacted the other liability line of business, but the workers' compensation line of business was also modestly affected. Included in the increase were several unusually large non-catastrophe losses. Super Storm Sandy had no effect on severity.   Frequency, on the other hand, was directly impacted by Super Storm Sandy in the fourth quarter and trended slightly upward; however, frequency trended downward in fourth quarter and for the year when Super Storm Sandy claims were excluded.

Mercer Integration

The integration of Mercer Insurance Group continues to move forward. The Company remains on track to convert the East Coast claims processes onto the United Fire platforms in the first quarter of 2013.

Accounting for DAC

Effective January 1, 2012, we prospectively adopted the change in accounting rules related to deferred policy acquisition costs. As a result of the change, the amount of underwriting expenses eligible for deferral has decreased. After consideration of our normal recovery assessment and the amortization pattern of our deferred policy acquisition costs, we recognized approximately $0.4 million and $10.3 million of additional expense in the three- and twelve-month periods, respectively, ended December 31, 2012 than we would have recognized had the rules remained the same. The net impact to the combined ratio was slightly more than one percent. With the prospective adoption, the most significant effect on net income per share occurred in the first three quarters of 2012 with a diminishing effect on net income per share in the fourth quarter of 2012 as shown below:

P&C Segment -- $0.1 million in fourth quarter; $8.7 million YTD; effect on YTD net income per share $0.22
Life Segment -- $0.3 million in fourth quarter; $1.6 million YTD; effect on YTD net income per share $0.04

Life Segment

Net income for the life insurance segment totaled $1.7 million ($0.07 per share) and $6.7 million ($0.26 per share) in the three- and twelve-month periods ended December 31, 2012, respectively, compared to $1.6 million ($0.06 per share) and $7.7 million ($0.30 per share), respectively, for the same periods of 2011.

Net premiums earned increased 52.1 percent and 23.7 percent in the three- and twelve-month periods ended December 31, 2012, respectively, compared to the same periods of 2011, primarily due to increased sales of single premium whole life products.

“Our life subsidiary continues to experience robust sales of its traditional life insurance products and to grow its geographical footprint,” stated Ramlo. “In 2012, traditional life insurance sales became more directly aligned with our long-term goal of equalizing the sale of traditional life insurance products (including single-premium whole life) and annuities. Traditional life insurance products now account for more than 40 percent of our statutory life premiums.”

Net investment income decreased 8.9 percent and 5.3 percent for the three- and twelve-month periods ended December 31, 2012, respectively, compared to the same periods of 2011.

“The historically low interest rates continue to reduce our investment income and margin on earnings,” stated Ramlo. “We continue to address this by diligently pricing our products appropriately and maintaining a disciplined asset liability management strategy that focuses on high quality investments.”

Loss and loss settlement expenses decreased 25.4 percent and 8.8 percent in the three- and twelve-month periods ended December 31, 2012, respectively, compared to the same periods of 2011.

The liability for future policy benefits doubled in the quarter ended December 31, 2012 and increased 32.3 percent in the twelve-month period ended December 31, 2012, compared to the same periods of 2011, due to the increase in sales of single premium whole life products and the demographics of current insureds.

Deferred annuity deposits decreased 34.1 percent and 24.8 percent for the three- and twelve-month periods ended December 31, 2012 compared with the same periods of 2011. We believe it's prudent to lower the credited rate offered during the low investment return environment, thus affecting current deposits. Sales of single premium deferred annuities have also decreased in regard to overall portfolio production, due to strong sales of traditional life products.

Net cash outflow related to the Company's annuity business was $23.5 million and $42.3 million in the three- and twelve-month periods ended December 31, 2012 compared to a net cash inflow of $0.7 million and $17.6 million in the same periods of 2011. This result is attributed to the activity described previously.

Capital Management

In the three-month period ended December 31, 2012, we purchased 202,367 shares of our common stock for $4.4 million, at an average cost of $21.75 per share. In the the year ended December 31, 2012, we purchased 340,159 shares of our common stock for $7.3 million, at an average cost of $21.46 per share. We are authorized by the Board of Directors to purchase an additional 1,129,720 shares of common stock under our share repurchase program, which expires in August 2014.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $720.9 million for the the year ended December 31, 2012, and our market capitalization was $551.0 million at December 31, 2012.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by approximately 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com. The United Fire Group, Inc. Logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11691.

Contacts:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 and in our report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 7, 2012. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

Supplemental Tables

Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data)	2012	2011	Change %	2012	2011(1)	Change %
Revenue Highlights
Net premiums earned	$186,870	$161,665	15.6%	$694,994	$586,783	18.4%
Net investment income	25,345	27,764	(8.7)%	111,905	109,494	2.2%
Total revenues	213,317	191,554	11.4%	813,243	705,008	15.4%
Income Statement Data
Operating income (loss)	(2,935)	15,952	(118.4)%	36,668	(4,175)	NM
After-tax net realized investment gains	517	939	(44.9)%	3,544	4,186	(15.3)%
Net income (loss)	$(2,418)	$16,891	(114.3)%	$40,212	$11	NM
Diluted Earnings Per Share Data
Operating income (loss)	$(0.12)	$0.62	(119.4)%	$1.44	$(0.16)	NM
After-tax net realized investment gains	0.02	0.04	(50.0)%	0.14	0.16	(12.5)%
Net income (loss)	$(0.10)	$0.66	(115.2)%	$1.58	$—	NM
Catastrophe Data
Pre-tax catastrophe losses	$30,176	$9,768	208.9%	$64,722	$80,793	(19.9)%
Effect on after-tax earnings per share	0.77	0.25	208.0%	1.65	2.03	(18.7)%
Effect on combined ratio	18.0%	6.6%	172.7%	10.3%	15.1%	(31.8)%

Combined ratio	111.1%	94.0%	18.2%	101.2%	112.1%	(9.7)%
Return on equity				5.64%	—%	NM
Cash dividends declared per share	$0.15	$0.15	—%	$0.60	$0.60	—%
Diluted weighted average shares outstanding	25,387,237	25,566,914	(0.7)%	25,504,526	25,878,535	(1.4)%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
NM = Not meaningful.

Consolidated Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2012	2011	2012	2011(1)
Revenues
Net premiums written(2)	$174,381	$151,476	$720,881	$604,867
Net premiums earned	$186,870	$161,665	$694,994	$586,783
Investment income, net of investment expenses	25,345	27,764	111,905	109,494
Other-than-temporary impairment charges	—	(395)	(4)	(395)
All other net realized gains	795	1,839	5,457	6,835
Net realized investment gains	795	1,444	5,453	6,440
Other income	307	681	891	2,291
Total Revenues	$213,317	$191,554	$813,243	$705,008

Benefits, Losses and Expenses
Losses and loss settlement expenses	$141,700	$97,535	$459,706	$430,389
Increase in liability for future policy benefits	14,786	7,338	43,095	32,567
Amortization of deferred policy acquisition costs	36,937	40,376	141,834	153,176
Other underwriting expenses	18,094	13,879	81,125	58,757
Interest on policyholders’ accounts	9,799	10,610	41,409	42,834
Total Benefits, Losses and Expenses	$221,316	$169,738	$767,169	$717,723

Income (loss) before income taxes	(7,999)	21,816	46,074	(12,715)
Federal income tax expense (benefit)	(5,581)	4,925	5,862	(12,726)
Net income (loss)	$(2,418)	$16,891	$40,212	$11
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	December 31, 2012	December 31, 2011
(In Thousands)
Total invested assets:
Property and casualty segment	$1,343,295	$1,257,357
Life insurance segment	1,701,068	1,650,651
Total cash and investments	3,151,829	3,052,535
Total assets	3,694,653	3,618,924
Future policy benefits and losses, claims and loss settlement expenses	$2,470,087	$2,421,332
Total liabilities	2,965,476	2,922,783
Net unrealized investment gains, after-tax	$144,096	$124,376
Total stockholders’ equity	729,177	696,141

Property and casualty insurance statutory capital and surplus (1)	$585,986	$565,843
Life insurance statutory capital and surplus	158,720	167,174
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.

Property & Casualty Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2012	2011	2012	2011(1)
Revenues
Net premiums written(2)	$155,028	$138,758	$655,331	$551,923
Net premiums earned	$167,509	$148,933	$629,411	$533,771
Investment income, net of investment expenses	8,470	9,240	41,879	35,513
Net realized investment gains (losses)	(89)	788	1,676	3,081
Other income	139	550	316	1,592
Total Revenues	$176,029	$159,511	$673,282	$573,957

Benefits, Losses and Expenses
Losses and loss settlement expenses	$136,761	$90,915	$439,137	$407,831
Amortization of deferred policy acquisition costs	36,089	38,289	134,444	143,952
Other underwriting expenses	13,267	10,828	63,620	46,404
Total Benefits, Losses and Expenses	$186,117	$140,032	$637,201	$598,187

Income (Loss) before income taxes	$(10,088)	$19,479	$36,081	$(24,230)
Federal income tax expense (benefit)	(5,993)	4,223	2,569	(16,591)
Net income (loss)	$(4,095)	$15,256	$33,512	$(7,639)

GAAP combined ratio:
Net loss ratio - excluding catastrophes	63.6%	54.4%	59.4%	61.3%
Catastrophes - effect on net loss ratio	18.0	6.6	10.3	15.1
Net loss ratio	81.6%	61.0%	69.7%	76.4%
Expense ratio	29.5	33.0	31.5	35.7
Combined ratio	111.1%	94.0%	101.2%	112.1%

Statutory combined ratio:
Net loss ratio - excluding catastrophes	64.3%	54.4%	60.2%	61.3%
Catastrophes - effect on net loss ratio	18.0	6.6	10.3	15.1
Net loss ratio	82.3%	61.0%	70.5%	76.4%
Expense ratio	30.3	32.2	31.3	32.2
Combined ratio	112.6%	93.2%	101.8%	108.6%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2012	2011	2012	2011
Revenues
Net premiums written(1)	$19,353	$12,718	$65,550	$52,944
Net premiums earned	$19,361	$12,732	$65,583	$53,012
Investment income, net of investment expenses	16,875	18,524	70,026	73,981
Net realized investment gains
Other-than-temporary impairment charges	—	(395)	(4)	(395)
All other net realized gains	884	1,051	3,781	3,754
Net realized investment gains	884	656	3,777	3,359
Other income	168	131	575	699
Total Revenues	$37,288	$32,043	$139,961	$131,051

Benefits, Losses and Expenses
Losses and loss settlement expenses	$4,939	$6,620	$20,569	$22,558
Increase in liability for future policy benefits	14,786	7,338	43,095	32,567
Amortization of deferred policy acquisition costs	848	2,087	7,390	9,224
Other underwriting expenses	4,827	3,051	17,505	12,353
Interest on policyholders’ accounts	9,799	10,610	41,409	42,834
Total Benefits, Losses and Expenses	$35,199	$29,706	$129,968	$119,536

Income before income taxes	$2,089	$2,337	$9,993	$11,515
Federal income tax expense	412	702	3,293	3,865
Net income	$1,677	$1,635	$6,700	$7,650
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
Three Months Ended December 31,	2012	2011
(In Thousands)	Including Mercer Insurance Group Premiums (1)
Net Premiums Written
Commercial lines:
Other liability	$46,817	$43,483
Fire and allied lines	33,376	30,051
Automobile	34,298	29,363
Workers’ compensation	16,750	13,139
Fidelity and surety	3,753	2,712
Miscellaneous	187	210
Total commercial lines	$135,181	$118,958

Personal lines:
Fire and allied lines	$10,992	$9,772
Automobile	3,760	4,928
Miscellaneous	218	188
Total personal lines	$14,970	$14,888
Reinsurance assumed	4,877	4,912
Total	$155,028	$138,758

Years Ended December 31,	2012	2011	2012	2011
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums (1)
Net Premiums Written
Commercial lines:
Other liability	$141,376	$120,709	$205,344	$166,330
Fire and allied lines	111,843	101,576	137,997	120,825
Automobile	111,066	98,605	140,065	120,502
Workers’ compensation	66,399	53,261	73,501	57,194
Fidelity and surety	17,160	16,206	18,166	15,771
Miscellaneous	1,003	898	1,003	898
Total commercial lines	$448,847	$391,255	$576,076	$481,520

Personal lines:
Fire and allied lines	$26,989	$25,760	$42,279	$37,142
Automobile	17,477	16,101	21,622	19,191
Miscellaneous	602	551	945	800
Total personal lines	$45,068	$42,412	$64,846	$57,133
Reinsurance assumed	14,409	13,270	14,409	13,270
Total	$508,324	$446,937	$655,331	$551,923
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2012			2011
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$52,238	$27,432	52.5%	$45,459	$24,420	53.7%
Fire and allied lines	34,610	28,461	82.2	31,964	10,346	32.4
Automobile	35,897	27,343	76.2	31,646	26,432	83.5
Workers' compensation	18,575	21,757	117.1	15,052	14,022	93.2
Fidelity and surety	4,933	1,431	29.0	4,385	405	9.2
Miscellaneous	256	(13)	(5.1)	227	(661)	NM
Total commercial lines	$146,509	$106,411	72.6%	$128,733	$74,964	58.2%

Personal lines
Fire and allied lines	$10,795	$16,686	154.6%	$9,982	$5,615	56.3%
Automobile	4,994	4,373	87.6	5,070	4,547	89.7
Miscellaneous	237	(581)	(245.1)	226	(96)	(42.5)
Total personal lines	$16,026	$20,478	127.8%	$15,278	$10,066	65.9%
Reinsurance assumed	$4,974	$9,872	198.5%	$4,922	$5,885	119.6%
Total	$167,509	$136,761	81.6%	$148,933	$90,915	61.0%
NM = Not meaningful

Years Ended December 31,	2012			2011(1)
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$197,842	$98,225	49.6%	$159,977	$75,659	47.3%
Fire and allied lines	131,975	110,429	83.7	117,812	123,418	104.8
Automobile	134,682	103,234	76.7	115,230	84,151	73.0
Workers' compensation	68,643	52,017	75.8	54,404	47,153	86.7
Fidelity and surety	17,713	3,038	17.2	16,665	1,349	8.1
Miscellaneous	991	265	26.7	854	(410)	(48.0)
Total commercial lines	$551,846	$367,208	66.5%	$464,942	$331,320	71.3%

Personal lines
Fire and allied lines	$41,274	$39,319	95.3%	$36,027	$36,086	100.2%
Automobile	20,890	15,372	73.6	18,744	15,542	82.9
Miscellaneous	928	(423)	(45.6)	797	97	12.2
Total personal lines	$63,092	$54,268	86.0%	$55,568	$51,725	93.1%
Reinsurance assumed	$14,473	$17,661	122.0%	$13,261	$24,786	186.9%
Total	$629,411	$439,137	69.8%	$533,771	$407,831	76.4%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.